SCHEDULE 14A INFORMATION
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MOTORCAR PARTS OF AMERICA, INC .

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MOTORCAR PARTS OF AMERICA, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On November 29, 2005
To Our Shareholders:
      We will hold our 2005 annual meeting of the shareholders of Motorcar Parts of America, Inc. (the “Company”) on Tuesday, November 29, 2005 at 10:00 a.m., New York time, at the Harvard Club of New York City, 27 West 44th Street, New York 10036. As further described in the accompanying Proxy Statement, at this meeting we will consider and act upon:

(1) The election of five directors to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified.

(2) The ratification and approval of the appointment of Grant Thornton, LLP as our independent registered public accountants for the fiscal year ended March 31, 2006.

(3) The transaction of other business as may come properly before the meeting or any meetings held upon adjournment of the meeting.
      Our Board of Directors has fixed the close of business on October 20, 2005 as the record date for the determination of shareholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our Annual Report on Form 10-K for the year ended March 31, 2005 is enclosed with this notice, but is not part of the proxy soliciting material.
      We invite you to attend the meeting and vote in person. If you cannot attend, to assure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

By order of the Board of Directors

Michael Umansky,
Secretary
Torrance, California
November 8, 2005

MOTORCAR PARTS OF AMERICA, INC.
2929 California Street
Torrance, California 90503
PROXY STATEMENT
GENERAL INFORMATION
       We are sending you this proxy statement on or about November 8, 2005 in connection with the solicitation of proxies by our Board of Directors. The proxies are for use at our 2005 annual meeting of shareholders, which we will hold at 10:00 a.m., New York time, on Tuesday, November 29, 2005, at the Harvard Club of New York City, 27 West 44th Street, New York 10036. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on October 20, 2005. All holders of record of our common stock at the close of business on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 2929 California Street, Torrance, California 90503, and our telephone number is (310) 972-4005.
      A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.
      Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:

•	for our Board’s slate of nominees;

•	to ratify and approve the appointment of Grant Thornton, LLP as our independent registered public accountants for the fiscal year ended March 31, 2006; and

•	as recommended by our Board with regard to all other matters, in its discretion.
      Our only voting securities are the outstanding shares of our common stock. At the record date, we had 8,208,955 shares of common stock outstanding and approximately 43 shareholders of record. If the shareholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. Shareholders of record who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.
      For each share of common stock you hold on the record date, you are entitled to one vote on all matters that we will consider at this meeting. You are not entitled to cumulate your votes. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.”

      The voting requirements for the proposals we will consider at the meeting are:

•	Election of directors. The five candidates who receive the highest number of affirmative votes will be elected. Votes against a candidate and votes withheld from voting for a candidate will have no effect on the election.

•	Ratification and Approval of Appointment of Grant Thornton, LLP. A majority of the shares present in person or by proxy at the meeting and entitled to vote on this matter must vote to approve and ratify the appointment of Grant Thornton, LLP as our independent registered public accountants for the fiscal year ended March 31, 2006.
      We will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our shareholders, as well as the cost of soliciting proxies relating to the meeting. We have requested banks and brokers to solicit their customers who beneficially own our common stock in nominee name. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement this solicitation of proxies by telephone and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
      We are asking our shareholders to elect five members to serve on our Board of Directors for a one-year term of office or until their respective successors are elected and qualified. Our Board has nominated the five individuals named below for election as directors. Each nominee has agreed to serve as a director if elected.
      Each of our nominees, Selwyn Joffe, Mel Marks, Irv Siegel, Rudolph Borneo and Philip Gay is currently serving as a director. The term of office of each of the current directors expires on the date of the 2005 shareholders meeting. All of our current Board members were elected at the last shareholders meeting.
      The persons named as proxies in the accompanying form of proxy have advised us that at the meeting they will vote for the election of the nominees named below, unless a contrary direction is indicated. If any of these nominees becomes unavailable for election to our Board of Directors for any reason, the persons named as proxies have discretionary authority to vote for one or more alternative nominees designated by our Board of Directors.
      No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director.
Information concerning our Board of Directors and our nominees to our Board of Directors
      The nominees for election to our Board of Directors, their ages and present positions with the Company, are as follows:

Name	Age	Position with the Company

Selwyn Joffe	48	Chairman of the Board of Directors, President and Chief Executive Officer
Mel Marks	77	Director
Irv Siegel(1)	59	Director
Rudolph Borneo(2)	64	Director
Philip Gay(3)	48	Director

(1)	Chair of Compensation Committee and member of Audit and Ethics Committees.

(2)	Member of Audit, Compensation and Ethics Committees.

(3)	Chair of Audit and Ethics Committees and member of Compensation Committee.
      Selwyn Joffe has been our Chairman of the Board, President and Chief Executive Officer since February 2003. He has been a director of our Company since 1994 and Chairman since November 1999. From 1995 until his election to his present positions, he served as a consultant to us. Prior to February 2003, Mr. Joffe was Chairman and CEO of Protea Group, Inc. a company specializing in consulting and acquisition services. From September 2000 to December 2001, Mr. Joffe served as President and CEO of Netlock Technologies, a company that specializes in securing network communications. In 1997, Mr. Joffe co-founded Palace Entertainment, a roll-up of amusement parks and served as its President and COO until August 2000. Prior to the founding of Palace Entertainment, Mr. Joffe was the President and CEO of Wolfgang Puck Food Company from 1989 to 1996. Mr. Joffe is a graduate of Emory University with degrees in both Business and Law and is a member of the Georgia State Bar as well as a Certified Public Accountant.
      Mel Marks founded the Company in 1968. Mr. Marks served as our Chairman of the Board of Directors and Chief Executive Officer from that time until July 1999. Prior to founding the Company, Mr. Marks was employed for over twenty years by Beck/ Arnley-Worldparts, a division of Echlin, Inc.

(one of the largest importers and distributors of parts for imported cars), where he served as Vice President. Mr. Marks has continued to serve as a consultant and director to the Company since July 1999.
      Irv Siegel joined our Board of Directors on October 8, 2002. He chairs our Compensation Committee and serves on our Audit and Ethics Committees. Mr. Siegel is a retired attorney admitted to the bar of the state of New Jersey with a background in corporate finance. Since 1993, Mr. Siegel has been the principal owner of Siegel Company, a full service commercial real estate firm, and Mr. Siegel has also served as the director of real estate for Wolfgang Puck Food Company since 1992.
      Rudolph Borneo joined our Board of Directors on November 30, 2004. He serves on our Audit, Compensation and Ethics Committees. Mr Borneo is currently Vice Chairman and Director of Stores, Macy’s West, a division of Federated Department Stores, Inc. Mr. Borneo served as President of Macy’s California from 1989 to 1992 and President of Macy’s West from 1992 until his appointment as Vice Chairman and Director of Stores.
      Philip Gay joined our Board of Directors on November 30, 2004. He chairs our Audit and Ethics Committees and serves on our Compensation Committee. Mr. Gay is currently serving as Executive Vice President and Chief Financial Officer of Grill Concepts, Inc., a publicly-traded company that operates a chain of upscale casual restaurants throughout the United States. From March 2000 until he joined Grill Concepts, Inc. in June 2004, Mr. Gay served as Managing Director of Triple Enterprises, a business advisory firm that assisted mid-cap sized companies with financing, mergers and acquisitions, franchising and strategic planning. From March 2000 to November 2001, Mr. Gay served as an independent consultant with El Paso Energy from time to time and assisted El Paso Energy with its efforts to reduce overall operating and manufacturing overhead costs. Previously he has served as chief financial officer for California Pizza Kitchen (1987 to 1994) and Wolfgang Puck Food Company (1994 to 1996), and he has held various Chief Operating Officer and Chief Executive Officer positions at Color Me Mine and Diversified Food Group from 1996 to 2000. Mr. Gay is also on the financial advisory board for Concours Consulting and is a Certified Public Accountant, a former audit manager at Laventhol and Horwath and a graduate of the London School of Economics.
Code of Ethics
      Our Board of Directors formally approved the creation of our Ethics Committee on May 8, 2003 and adopted a Code of Business Conduct and Ethics, which applies to all our employees. This committee is currently comprised of Philip Gay, who serves as Chairman, Irv Siegel and Rudolph Borneo.
Information about our non-director executive officers
      Our executive officers (other than executive officers who are also nominees to our board of directors), their ages and present positions with the Company, are as follows:

Name	Age	Position with the Company

Steven Kratz	50	Sr. Vice President — QA/ Engineering
Mervyn McCulloch	61	Chief Financial Officer
Michael Umansky	64	Vice President, General Counsel and Secretary
      Our executive officers are appointed by and serve at the discretion of our Board of Directors. A brief description of the business experience of each of our executive officers, other than executive officers who are also nominees to our Board of Directors, is set forth below.
      Steven Kratz , our Senior Vice President — QA/ Engineering, has been employed by our company since 1988 and assumed the position of Senior Vice President — QA/ Engineering in 2001. Before joining us, Mr. Kratz was the General Manager of GKN Products Company, a division of Beck/ Arnley — Worldparts. As Senior Vice-President — QA/ Engineering, Mr. Kratz heads our quality assurance, research and development and engineering departments.

      Mervyn McCulloch was appointed our chief financial officer on October 28, 2005, replacing Charles Yeagley who tendered his resignation in August 2005. From November 2003 until he joined our company, Mr. McCulloch served as chief executive officer and chief financial officer of Instone LLC, a sports nutrition and diet products start-up company based in Irvine, California. From November 2001 until November 2003, Mr. McCulloch was a business consultant advising start-ups, turnaround candidates and other companies seeking equity funding. From October 2000 until October 2001, he served as chief financial officer of Inovio Biomedical Corp., a public company based in La Jolla, California. From July 1999 until he joined Inovio, he served as executive vice president and group chief financial officer of Fairlight Inc., a digital and video post production software technology company based in Hollywood, California. From June 1995 until June 1999 he served as executive vice president and chief financial officer of Global Diamonds Inc., a public company in the diamond mining industry based in La Jolla, California. From April 1990 until he joined Global Diamonds, he served as executive vice president and chief financial officer of Armor All Products Corp., a public company in the automotive appearance chemical business based in Aliso Viejo, California. Mr. McCulloch is a certified public accountant and was a partner of Deloitte & Touche from March 1972 to March 1990. Mr. McCulloch is a graduate of the University of South Africa and of the University of Witwatersrand Graduate Business School Executive Development Program.
      Michael Umansky has been our Vice President and General Counsel since January 2004, responsible for all legal matters. He was appointed our Secretary in November 2005. Mr. Umansky was a partner of Stroock & Stroock & Lavan LLP, and the founding and managing partner of its Los Angeles office from 1975 until 1997 and was Of Counsel to that firm from 1998 to July 2001. Immediately prior to joining our company, Mr. Umansky was in the private practice of law, and during 2002 and 2003 he provided legal services to us. From February 2000 until March 2001, Mr. Umansky was Vice President, Administration and Legal, of Hiho Technologies, Inc., a venture capital financed producer of workforce management software. Mr. Umansky is admitted to practice law in California and New York and is a graduate of The Wharton School of the University of Pennsylvania and Harvard Law School.
      There are no family relationships among our directors or named executive officers. There are no material proceedings to which any of our directors or executive officers or any of their associates, is a party adverse to us or any of our subsidiaries, or has a material interest adverse to us or any of our subsidiaries. To our knowledge, none or our directors or executive officers has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors), and none of our directors or executive officers was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no Form 4s were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during the 2005 fiscal year, except that timely filings were not made of (i) a Statement of Changes in Beneficial Ownership on Form 4 for Mr. Yeagley upon the grant of stock options on May 11, 2004, (ii) a Statement of Changes in Beneficial Ownership on Form 4 for Mr. Kratz upon the grant of stock options on May 11, 2004, and (iii) Statements of Changes in Beneficial Ownership on Form 4 reporting stock option grants to each of Messrs. Borneo and Gay upon their election to the Board on November 30, 2004. All such Section 16(a) filings have since been made.

Information Regarding our Board of Directors and its Committees
      Our Board of Directors met seven times during fiscal 2005. Each of our directors attended 75% or more of the total number of meetings of the Board during fiscal 2005. Four of our five current directors attended our 2004 shareholder meeting. Each director is encouraged to attend each meeting of the Board of Directors and the annual meeting of our shareholders.
      Audit Committee. The current members of our Audit Committee are Philip Gay, Irv Siegel and Rudolph Borneo, with Mr. Gay serving as chairman. Our Board has determined that all of the Audit Committee members are independent within the meaning of the applicable SEC rules. Our Board has also determined that Mr. Gay is a financial expert within the meaning of the applicable SEC rules. The Audit Committee oversees our auditing procedures, receives and accepts the reports of our independent registered public accountants, oversees our internal systems of accounting and management controls and makes recommendations to the Board concerning the appointment of our auditors. The Audit Committee met eight times in fiscal 2005.
      Compensation Committee. The current members of our Compensation Committee are Irv Siegel, Rudolph Borneo and Philip Gay, with Mr. Siegel serving as chairman. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to our executive compensation policies. The Compensation Committee is also responsible for evaluating the performance of our chief executive officer and other senior officers and making recommendations concerning the salary, bonuses and stock options to be awarded to these officers. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with the executive officers or directors of another entity. For further discussion of our Compensation Committee, see “Compensation Committee; Interlocks and Insider Participation” below. The Compensation Committee met once in fiscal 2005.
      Ethics Committee. The current members of our Ethics Committee are Philip Gay, who serves as Chairman, Irv Siegel and Rudolph Borneo. The Ethics Committee is responsible for implementing our Code of Business Conduct and Ethics. No member of the Ethics Committee has a relationship that would constitute an interlocking relationship with the executive officers or directors of another entity. The Ethics Committee did not meet in fiscal 2005.
      Board Nomination. Our Board of Directors does not have a formal policy for selection of nominees. The members of our Board of Directors make recommendations based on our best interests. Our Board of Directors has not utilized any third parties in the selection of nominees. No candidates have been nominated during fiscal 2005 by a stockholder holding 5% or more of our common stock.
Legal Proceedings
      In fiscal 2003, the SEC filed a civil suit against the Company and our former chief financial officer, Peter Bromberg, arising out of the SEC’s investigation into our fiscal 1997 and 1998 financial statements (“Complaint”). Simultaneously with the filing of the SEC Complaint, we agreed to settle the SEC’s action without admitting or denying the allegations in the Complaint. Under the terms of the settlement agreement, we are subject to a permanent injunction barring us from future violations of the antifraud and financial reporting provisions of the federal securities laws. No monetary fine or penalty was imposed upon us in connection with this settlement with the SEC.
      On May 20, 2004, the SEC and the United States Attorney’s Office announced that Peter Bromberg was sentenced to ten months, including five months of incarceration and five months of home detention, for making false and misleading statements about our financial condition and performance in our 1997 and 1998 Forms 10-K filed with the SEC.
      In December 2003, the SEC and the United States Attorney’s Office brought actions against Richard Marks, our former President and Chief Operating Officer. Mr. Marks agreed to plead guilty to the criminal charges, and on June 17, 2005 he was sentenced to nine months of incarceration, nine months of home detention, 18 months of probation and fined $50,000. In settlement of the SEC’s civil fraud action, Mr. Marks paid over $1.2 million and was permanently barred from serving as an officer or director of a public company.
      Based upon the terms of agreements we previously entered into with Mr. Marks, we have been paying the costs he has incurred in connection with the SEC and U.S. Attorney’s Office’s investigation. During fiscal 2005, 2004 and 2003, we incurred costs of approximately $556,000, $966,000 and $560,000, respectively, pursuant to this indemnification arrangement.
      The United States Attorney’s Office has informed us that it does not intend to pursue criminal charges against the Company arising from the events involved in the SEC Complaint.
      We are subject to various other lawsuits and claims in the normal course of business. Management does not believe that the outcome of these matters will have a material adverse effect on our financial position or future results of operations.

EXECUTIVE AND DIRECTOR COMPENSATION
Summary Compensation Table
      The following table sets forth information concerning the annual compensation of our Chief Executive Officer and the other four most highly compensated executive officers and other individuals for whom disclosure is required, whose salary and bonus exceeded $100,000 for the 2005 fiscal year and for services in all capacities to us during our 2005, 2004 and 2003 fiscal years. We refer to these individuals as our named executive officers.

						Shares
				Other Annual		Underlying		All Other
Name & Principal Position	Year	Salary	Bonus	Compensation		Options		Compensation

Selwyn Joffe(1)	2005	$542,000	$600,000	$—		200,000	(2)	$29,000	(3)
Chairman of the Board	2004	457,000	500,000	89,000		101,500	(2)	28,000	(3)
President & CEO	2003	—	—	380,000		101,500	(2)	4,000	(3)
Mel Marks	2005	—	—	$350,000		1,500		—
Director and Consultant	2004	—	50,000	350,000		1,500		—
	2003	—	—	313,000		1,500		—
Steven Kratz	2005	$231,000	$30,000	$50,000	(6)	2,500		—
Sr. VP — Engineering	2004	231,000	19,000	61,000	(6)	—		—
	2003	225,000	19,000	—		—
Charles Yeagley	2005	$221,000	$55,000	—		15,000		$29,000	(3)
Chief Financial Officer(4)	2004	239,000	65,000	—		—		28,000	(3)
	2003	179,000	63,000	—		—		25,000	(3)
Michael Umansky	2005	$400,000	$40,000	—		—		$—
Vice President & General	2004	100,000	—	—		—		300,000
Counsel(5)	2003	—	—	—		—		—

(1)	Mr. Joffe became our President and Chief Executive Officer in February 2003. The salary amount shown for fiscal year 2004 is based upon an annualized salary rate of $542,000, Mr. Joffe’s salary level for fiscal 2004. The other annual compensation amounts in fiscal 2004 include the amounts paid to Protea Group Inc., a consulting company wholly-owned by Mr. Joffe. Our contract with Protea was terminated when Mr. Joffe became our President and Chief Executive Officer.

(2)	The amount for fiscal 2005 includes 200,000 options granted on July 20, 2004 which were exercisable immediately. The amounts for fiscal 2004 includes 100,000 options granted on January 14, 2004 and 1,500 options granted on April 30, 2003. The amounts for fiscal 2003 includes 100,000 options granted on March 3, 2003, of which 50,000 were exercisable immediately and 50,000 became exercisable on March 3, 2004, and 1,500 options granted on April 30, 2002.

(3)	Represents reimbursement for health insurance premiums paid by employee.

(4)	Mr. Yeagley tendered his resignation as our chief financial officer in August 2005.

(5)	Mr. Umansky became our Vice President and General Counsel on January 1, 2004. The salary amount shown for fiscal 2004 is based on upon an annualized salary of $400,000, which is Mr. Umansky’s current salary level. The other compensation amount in 2004 represents legal fees paid to Mr. Umansky from April 1, 2003 to December 31, 2003.

(6)	Represents compensation from the exercise of employee stock options.

Option Grants in the Last Fiscal Year
      The following table provides summary information regarding stock options granted during the fiscal year ended March 31, 2005 to each of our named executive officers. The potential realizable value is calculated assuming that the fair market value of our common stock appreciates at the indicated annual rate compounded annually for the entire term of the options, and that the option is exercised and sold on the last day of its term for the appreciated stock price. The assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate of the future prices or market value of our common stock.

					Potential Realizable Value at
	Number of	% of Total			Assumed Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to			Option Terms
	Options	Employees in	Exercise or	Expiration
Name	Granted*	Fiscal 2005	Base Price	Date	5%($)	10%($)

Selwyn Joffe	200,000	54.4%	$9.27/share	7/19/2014	$1,165,971	$2,954,799
Charles Yeagley	15,000	4.1%	$8.70/share	5/11/2014	$82,071	$207,983
Steven Kratz	2,500	0.7%	$8.70/share	5/11/2014	$13,678	$34,664
Totals	217,500	59.2%

*	All options are exercisable immediately.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      No options were exercised by the named executive officers during fiscal 2005. The following table sets forth the number and value of exercisable and unexercisable options held as of March 31, 2005 by each of our named executive officers.

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
	Shares		at March 31, 2005		at March 31, 2005
	Acquired on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Selwyn Joffe	—	—	489,750	—	$2,421,000	—
Mel Marks	—	—	6,000	—	54,000	—
Steven Kratz	—	—	58,100	—	439,000	—
Charles Yeagley	—	—	40,000	—	284,000	—
Michael Umansky	—	—	—	—	—	—
Equity Compensation Plan Information
      The following table includes information regarding our equity incentive plans as of the end of our 2005 fiscal year.

	(a)		(b)	(c)

Number of Securities
Remaining Available
	Number of Securities		Weighted-Average	for Future Issuance
	to Be Issued upon		Exercise Price	Under Equity
	Exercise of		of Outstanding	Compensation Plans
	Outstanding		Options	[Excluding Securities
	Options, Warrants		Warranties and	Reflected in
Plan Category	and Rights		Rights	Column(a)]

Equity compensation plans approved by securities holders	1,093,650	(1)	$5.36	975,850	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	1,093,650		$5.36	975,850

(1)	Consist of options issued pursuant to our 1994 Employee Stock Option Plan, as amended, our 1996 Employee Stock Option Plan, our Director’s Plan and our 2004 Non-Employee Director Stock Option Plan.

(2)	Consists of options available for issuance under our 2003 Long-Term Incentive Plan and our 2004 Non-Employee Director Stock Option Plan.
Employment Agreements
      We have entered into an employment agreement with Selwyn Joffe pursuant to which he is employed full-time as our President and Chief Executive Officer in addition to serving as our Chairman of the Board of Directors. This agreement, which was negotiated on our behalf by Mel Marks, the then Chairman of the Compensation Committee, entered into on February 14, 2003 and originally scheduled to expire on March 31, 2006. The February 14, 2003 agreement provides for an annual base salary of $542,000, and Mr. Joffe participates in our executive bonus program. Mr. Joffe remains entitled to receive a transaction fee of 1.0% of the “total consideration” of any equity transaction his efforts bring to us that we previously agreed to provide to him as part of a prior consulting agreement with Protea Group, Mr. Joffe’s company. Mr. Joffe was awarded an option to purchase 100,000 shares of common stock effective March 3, 2003 at a strike price of $2.16, 50,000 of which vested on the date of grant and 50,000 of which became exercisable on the first anniversary of the date of grant. In January 2004, we granted Mr. Joffe a ten-year option to purchase 100,000 shares of our common stock at an exercise price of $6.345 per share and a ten year option to purchase 1,500 shares at an exercise price of $1.80. On July 20, 2004, Mr. Joffe was granted an additional option to purchase 200,000 shares of our common stock. These options are immediately exercisable, provide for an exercise price of $9.27 per share and have a ten year term. Mr. Joffe also receives other benefits including those generally provided to other employees.
      On April 22, 2005, we entered into an amendment to our employment agreement with Mr. Joffe. Under the amendment, Mr. Joffe’s term of employment has been extended from March 31, 2006 to March 31, 2008, and his base salary, bonus arrangements, 1% transaction fee right and fringe benefits remain unchanged.
      Before the amendment, Mr. Joffe had the right to terminate his employment upon a change of control and receive his salary and benefits through March 31, 2006. Under the amendment, upon a change of control (which has been redefined pursuant to the amendment), Mr. Joffe will be entitled to a sale bonus equal to the sum of (i) two times his base salary plus (ii) two times his average bonus earned for the two years immediately prior to the change of control. The amendment also grants Mr. Joffe the right to terminate his employment within one year of a change of control and to then receive salary and benefits for a one-year period following such termination plus a bonus equal to the average bonus Mr. Joffe earned during the two years immediately prior to his voluntary termination.
      If Mr. Joffe is terminated without cause or resigns for good reason (as defined in the amendment), the registrant must pay Mr. Joffe (i) his base salary, (ii) his average bonus earned for the two years immediately prior to termination, and (iii) all other benefits payable to Mr. Joffe pursuant to the employment agreement, as amended, through the later of two years after the date of termination of employment or March 31, 2008. Under the amendment, Mr. Joffe is also entitled to an additional “gross-up” payment to offset the excise taxes (and related income taxes on the “gross-up” payment) that he may be obligated to pay with respect to the first $3,000,000 of “parachute payments” (as defined in Section 280G of the Internal Revenue Code) to be made to him upon a change of control. The amendment has redefined the term “for cause” to apply only to misconduct in connection with Mr. Joffe’s performance of his duties. Pursuant to the Amendment, any options that have been or may be granted to Mr. Joffe will fully vest upon a change of control and be exercisable for a two-year period following the change of control, and Mr. Joffe agreed to waive the right he previously had under the employment agreement to require the registrant to purchase his option shares and any underlying options if his employment were terminated for any reason. The amendment further provides that Mr. Joffe’s agreement not to compete with the registrant terminates at the end of his employment term.

      In conformity with our policy, all of our directors and officers execute confidentiality and nondisclosure agreements upon the commencement of employment. The agreements generally provide that all inventions or discoveries by the employee related to our business and all confidential information developed or made known to the employee during the term of employment shall be our exclusive property and shall not be disclosed to third parties without our prior approval.
Director Compensation
      We have supplemental compensatory arrangements with Mel Marks, our founder, largest shareholder and member of our board. In August 2000, our Board of Directors agreed to engage Mel Marks to provide consulting services to our company. Mr. Marks has 45 years of relevant experience in the industry and our company. Mr. Marks is paid an annual consulting fee of $350,000 per year. We can terminate our consulting arrangement with Mr. Marks at any time.
      We agreed to pay Mr. Gay $90,000 per year for serving on our Board of Directors, as well as assuming the responsibility for being Chairman of our Audit and Ethics Committees.
      In addition, each of our non-employee directors, other than Mr. Gay, receives annual compensation of $20,000 and is paid a fee of $2,000 for attending each Board of Directors meeting, $2,000 for attending each Audit Committee meeting and $500 for any other Board committee meeting attended. Each director is also reimbursed for reasonable out-of-pocket expenses incurred to attend Board or Board committee meetings.
      At the November 30, 2004 annual meeting of shareholders, our shareholders approved the 2004 Non-Employee Director Stock Plan. A total of 175,000 shares of common stock have been reserved for grants of stock options under the 2004 Non-Employee Director Stock Option Plan. Each non-employee director will be granted options to purchase 25,000 shares of our common stock upon their election to our Board of Directors and will be awarded an option to purchase an additional 3,000 shares of our common stock for each full year of service on our Board of Directors. The exercise price for each of these options will be equal to the fair market value of our common stock on the date the option is granted. The exercise price of an option is payable only in cash. Each of these options will have a ten-year term. One-third of the options will be exercisable immediately upon grant, and one-half of the remaining portion of each option grant will vest and become exercisable on the first and second anniversary dates of the date of grant, assuming that the non-employee director remains on our Board on each such anniversary date. In the event of a change of control, we may, after notice to the grantee, require the grantee to “cash-out” his rights by transferring them to us in exchange for their equivalent “cash value.” The Board does not have the right to modify the number of options granted to a non-employee director or the terms of the option grants under the 2004 Non-Employee Director Stock Plan.
Compensation Committee; Interlocks and Insider Participation
      The current members of the Compensation Committee are Messrs. Siegel, Borneo and Gay. Mr. Siegel is Chairman of the Compensation Committee. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to our executive compensation policies. The Compensation Committee is also responsible for evaluating the performance of our chief executive officer and our other senior officers and making recommendations concerning the salary, bonuses and stock options to be awarded to these individuals.
      No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

STOCK PERFORMANCE GRAPH
Performance Graph
      The following graph compares the cumulative return to holders of common stock for the fiscal years ended March 31, 2001, 2002, 2003, 2004 and 2005 with the National Association of Securities Dealers Automated Quotation (“NASDAQ”) Market Index and an index for our peer group. The comparison assumes $100 was invested at the close of business on March 31, 2000 in our common stock and in each of the comparison groups, and assumes reinvestment of dividends.
      Annual Return Percentage — Based upon historical performance, the following table depicts the annual percentage return earned in each of the three comparison groups :
Total Shareholder Returns-Dividends Reinvested
Annual Return Percentage

	Year Ended March 31,

Company/Index	2001	2002	2003	2004	2005

Motorcar Parts of America, Inc.	(28.95)%	225.00%	(50.55)%	271.11%	31.15%
Peer Group	(45.52)%	152.19%	(28.01)%	43.21%	5.71%
NASDAQ	(59.66)%	0.61%	(26.98)%	49.38%	0.85%

      Indexed Returns — Based upon historical performance, the following table displays the results of $100 invested at the close of business on March 31, 2000 in the Common Stock of each of the comparison groups and assumes reinvestment of dividends:
ZACKS TOTAL RETURN ANNUAL COMPARISON
5 YEAR CUMULATIVE TOTAL RETURN SUMMARY
Through March 31, 2005

		2000	2001	2002	2003	2004	2005

MPA	Return%		(28.95)	225.00	(50.55)	271.11	31.15
	Cum$	$100.00	$71.05	$230.91	$114.20	$423.80	$555.81
NASDAQ	Return%		(59.66)	0.61	(26.98)	49.38	0.85
	Cum$	$100.00	$40.34	$40.59	$29.64	$44.27	$44.65
Peer Group	Return%		(45.52)	152.19	(28.01)	43.21	5.71
	Cum$	$100.00	$54.48	$137.40	$98.92	$141.66	$149.76
      Corporate Performance Graph with peer group uses peer group only performance and excludes Motorcar Parts.
      Peer group indices use beginning of period market capitalization weighting.
      S&P index returns are calculated by Zacks.
Peer Group:

•	Aftermarket Technologies Corporation

•	R & B, Incorporated

•	Standard Motor Products, Inc.

•	Transpro, Incorporated

REPORT OF THE COMPENSATION COMMITTEE
REGARDING EXECUTIVE COMPENSATION
      Our Compensation Committee is composed of Irv Siegel, Rudolph Borneo and Philip Gay, each of whom is an independent member of our Board of Directors. Mr. Siegel chairs this committee. The Compensation Committee is responsible for developing and making recommendations to the board with respect to our executive compensation policies. The Compensation Committee is also responsible for evaluating the performance of our chief executive officer and other senior company officers and to make recommendations concerning the salary, bonuses and stock options to be awarded to our officers.
Compensation Philosophy
      The objectives of our executive compensation program are to:

•	Support the achievement of desired Company performance.

•	Provide compensation that will attract and retain superior talent and reward performance.
      The Compensation Committee reviews the scope of an executives duties and his or her performance, in addition to the overall performance of our company in determining the compensation of our executives. The Compensation Committee also considers the compensation practices of other companies in the automotive remanufacturing industry and companies of a comparable size and complexity. From time to time, the committee also engages outside consultants to assist it.
      We believe that the executive compensation program provides an overall level of compensation opportunity that is competitive within the automotive remanufacturing industry, as well as with a broader group of companies of comparable size and complexity.
Annual Compensation
      Executive Officer Compensation Program. Our executive officer compensation program is comprised of base salary, bonus and long-term incentive compensation in the form of stock options and various benefits, including medical plans and deferred compensation arrangements. Our awards of equity based compensation are intended to encourage maximizing shareholder value and align the interests of our executives and shareholders.
      Base Salary. Base salary levels for our executive officers are competitively set relative to companies in comparable manufacturing industries. In determining salaries, the committee also takes into account individual experience and performance and specific issues particular to the Company. The committee considered each of these factors in approving the salaries for all of the executive officers.
      Bonus Arrangements. Historically, bonuses paid to several of our executive officers were based upon the Compensation Committee’s evaluation of these officers’ respective contribution to our financial results.
      Stock Option Program. The stock option program is our long-term incentive plan for providing an incentive to key employees (including directors and officers who are key employees) and consultants.
      Deferred Compensation. We contribute on behalf of each executive officer $.25 on each dollar, up to 6% of such executive officer’s annual salary and bonus, to our non-qualified deferred compensation plan.
      Benefits. We provide to executive officers medical benefits that are generally available to our other employees. Historically, the value of perquisites, as determined in accordance with the rules of the SEC relating to executive compensation, do not exceed 10% of salary.
Compensation of Chief Executive Officer
      The terms of the employment agreement with Mr. Joffe entered into as of February 14, 2003 were determined by negotiations between representatives of ours and Mr. Joffe. In this regard, we reviewed statistical and other material available to us. The negotiated terms reflect the results of our review and understanding of what a chief executive officer earns at comparable positions, the unique background Mr. Joffe has with our company, and in marketing and management generally, and what we understand an executive of Mr. Joffe’s stature could otherwise earn in the employment market. In connection with the Compensation Committee’s award of 100,000 options to Mr. Joffe in January 2004 and the award of an additional 200,000 options in July 2004, as described under the caption “Employment Agreements” above, the Compensation Committee also considered the recommendations of an independent executive compensation consultant.
      The terms of the April 22, 2005 amendment to Mr. Joffe’s employment agreement were determined by negotiations between our Compensation Committee and Mr. Joffe. In connection with these negotiations it was important to our representatives that we retain Mr. Joffe’s services beyond the March 31, 2006 originally scheduled expiration date of his employment agreement. In this regard, the Compensation Committee reviewed an analysis of compensation arrangements for chief executive officers of comparable public companies prepared by an executive compensation consulting firm. The Compensation Committee concluded the changes to Mr. Joffe’s employment agreement made by the amendment were appropriate in light of Mr. Joffe’s contribution to our success and these representatives’ understanding of the compensation arrangements in place with executives of Mr. Joffe’s stature. The Board and the Compensation Committee recognize that we operate in a challenging business environment and are confident with Mr. Joffe as our Chief Executive Officer.

COMPENSATION COMMITTEE

Irv Siegel, Chairman

Rudolph Borneo
Philip Gay

AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors oversees our auditing procedures, receives and accepts the reports of our internal systems of accounting and management controls and makes recommendations to the Board of Directors as to the selection and appointment of our auditors.
      The Audit Committee recommended to the Board of Directors the approval of the independent accountants engaged to conduct the independent audit. The Audit Committee met with management and the independent accountants to review and discuss the March 31, 2005 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee reviewed written disclosures from the independent accountants required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent accountants their firm’s independence.
      Based upon the Audit Committee’s discussions with management and the independent accountants and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended March 31, 2005 that has been filed with the Securities and Exchange Commission.
      The following table summarizes the total fees we paid to our independent registered public accountants, Grant Thornton LLP, for professional services provided during the twelve month periods ended March 31:

	2005	2004

Audit Fees	$619,000	$282,000
Audit Related Fees	29,000	22,000
Tax Fees	—	—
All Other Fees	69,000	—
      Audit fees billed in fiscal 2005 and 2004 consisted of (i) the audit of our annual financial statements and (ii) the reviews of our quarterly financial statements, (iii) the review of SEC letters and (iv) the review of restated financial statements and related Forms 10-K and 10-Q.
      Audit related fees billed in fiscal 2005 and 2004 consisted of (i) review of our accounting for customer long-term contracts, and (ii) professional services rendered in connection with S-8 registration statement that was filed on April 2, 2004.
      Other fees billed in fiscal 2005 consisted of professional services for due diligence work related to a potential acquisition that we have abandoned.
      Our Audit Committee must pre-approve all audit and non-audit services to be performed by our independent auditors and will not approve any services that are not permitted by SEC rules. All of the audit fees in fiscal 2005 and 2004 were approved by the Audit Committee.

Philip Gay, Chair

Irv Siegel
Rudolph Borneo

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth, as of October 20, 2005, certain information as to the common stock ownership of each of our named executive officers and directors, all named executive officers and directors and all persons known by us to be the beneficial owners of more than five percent of our common stock. The percentage of common stock beneficially owned is based on 8,208,955 shares of common stock outstanding as of October 20, 2005.
      Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of October 20, 2005 are deemed outstanding, while these shares are not deemed outstanding for determining the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of	Amount and Nature of		Percent of
Beneficial Shareholder	Beneficial Ownership(1)		Class

Mel Marks	2,000,463	(2)	24.4%
c/o Motorcar Parts of America, Inc.
2929 California Street
Torrance, CA 90503
Richard Marks	504,122	(3)	6.1%
11718 Barrington Court
P.O. Box 102
Los Angeles, CA 90049
Steven Kratz	58,100	(4)	*
c/o Motorcar Parts of America, Inc.
2929 California Street
Torrance, CA 90503
Selwyn Joffe	489,750	(5)	5.6%
c/o Motorcar Parts of America, Inc.
2929 California Street
Torrance, CA 90503
Philip Gay	8,334	(6)	*
c/o Motorcar Parts of America, Inc.
2929 California Street
Torrance, CA 90503
Rudolph Borneo	8,334	(6)	*
c/o Motorcar Parts of America, Inc.
2929 California Street
Torrance, CA 90503
Irv Siegel	27,500	(7)	*
c/o Motorcar Parts of America, Inc.
2929 California Street
Torrance, CA 90503
Michael Umansky	—		—
c/o Motorcar Parts of America, Inc.
2929 California Street
Torrance, CA 90503
Directors and executive officers as a group — 7 persons	2,592,481	(8)	29.2%

*	Less than 1% of the outstanding common stock.

(1)	The listed shareholders, unless otherwise indicated in the footnotes below, have direct ownership over the amount of shares indicated in the table.

(2)	Includes 6,000 shares issuable upon exercise of currently exercisable options under the 1994 Stock Option Plan. Mr. Mel Marks and Mr. Richard Marks have jointly filed a Schedule 13D but have disclaimed membership in a group.

(3)	Includes 142,857 shares held by The Marks Family Trust, of which Richard Marks is a Trustee and beneficiary and 67,040 shares held by Mr. Marks’ wife and their sons. Mr. Mel Marks and Mr. Richard Marks have jointly filed a Schedule 13D but have disclaimed membership in a group.

(4)	Represents 55,600 shares issuable upon exercise of currently exercisable options under the 1994 Stock Option Plan and 2,500 shares issuable upon exercise of currently exercisable options under the 2003 Long Term Incentive Plan.

(5)	Represents 30,000 shares issuable upon exercise of options exercisable under the 1996 Stock Option Plan (the “1996 Stock Option Plan”); 255,250 shares issuable upon exercise of currently exercisable options under the 1994 Stock Option Plan; and 4,500 shares issuable upon exercise of currently exercisable options granted under the Non-Employee Director Plan and 200,000 shares issuable upon exercise of currently exercisable options under the 2003 Long Term Incentive Plan.

(6)	Represents 8,334 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

(7)	Represents 27,500 shares issuable upon exercise of currently exercisable options granted under the 1994 Stock Option.

(8)	Includes 368,350 shares issuable upon exercise of currently exercisable options granted under the 1994 Stock Option Plan; 30,000 shares issuable upon exercise of currently exercisable options granted under the 1996 Stock Option Plan; 4,500 shares issuable upon exercise of currently exercisable options granted under the Non-Employee Director Plan; 217,500 shares issuable upon exercise of currently exercisable options granted under the 2003 Long Term Incentive Plan; and 16,668 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.
Certain Relationships and Related Transactions
      We have entered into a consulting agreement with Mel Marks, our founder, Board member and largest stockholder. We currently pay Mel Marks a consulting fee of $350,000 per year under this arrangement. We have also agreed to pay Mr. Gay, a member of our Board of Directors, $90,000 per year for his service as a member of our Board and Chairman of our Audit Committee. For additional information, see the discussion under the caption “Director Compensation”.
      Based upon the terms of the agreement we previously entered into with Richard Marks, our former President and Chief Operating Officer, we have been paying the costs he has incurred in connection with the SEC and U.S. Attorney’s Office’s investigation. For additional information, see the discussion under the caption “Legal Proceedings”. During fiscal 2005, 2004 and 2003 we incurred costs of approximately $556,000 $966,000 and $560,000, respectively, on his behalf. Richard Marks is the son of Mel Marks.
PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT
OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
      The Audit Committee of the Board has selected Grant Thornton, LLP as the independent registered public accountants to audit our consolidated financial statements for fiscal 2006. Representatives of Grant Thornton, LLP are expected to be present at the meeting. These representatives will have an opportunity to make a statement and will be available to respond to questions regarding appropriate matters. The Board believes it is appropriate to submit for approval by our shareholders the appointment of Grant Thornton, LLP as our independent registered public accountant for fiscal 2006. Your ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending March 31, 2006 does not preclude the Audit Committee from terminating its engagement of Grant Thornton LLP and retaining new independent registered public accountants, if it determines that such an action would be in our best interest.
      The Board of Directors recommends that shareholders vote FOR this proposal.
MISCELLANEOUS
Shareholder Proposals
      Any shareholder proposal intended to be presented at the 2006 Annual Meeting of Shareholders must be received by the Company not later than July 1, 2006 for inclusion in our proxy statement and form of proxy for that meeting. Such proposals should be directed to the attention of Secretary, Motorcar Parts of America, Inc., 2929 California Street, Torrance, California 90503. If a shareholder notifies the Company in writing prior to September 14, 2006 that he or she intends to present a proposal at our 2006 Annual Meeting of Shareholders, the proxy holders designated by the Board of Directors may exercise their discretionary voting authority with regard to the shareholder’s proposal and the proxy holder’s intentions with respect to the proposal. If the shareholder does not notify the Company by such date, the proxy holders may exercise their discretionary voting authority with respect to the proposal without inclusion of such discussion in the proxy statement.
Shareholder Communication with our Board
      Any communications from shareholders to our Board of Directors must be addressed in writing and mailed to the attention of the Board of Directors, c/o Corporate Secretary, 2929 California Street, Torrance, California 90503. The Corporate Secretary will compile the communications, summarize lengthy or repetitive communications and forward these communications to the directors, in accordance with the judgment of our Chairman of the Board. Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Audit Committee Chairman.
Other Matters
      We do not intend to bring before the meeting for action any matters other than those specifically referred to in this Proxy Statement, and we are not aware of any other matters which are proposed to be presented by others. If any other matters or motions should properly come before the meeting, the persons named in the Proxy intend to vote on any such matter in accordance with their best judgment, including any matters or motions dealing with the conduct of the meeting.
Annual Report on Form 10-K
      A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 is being mailed to each shareholder of record together with this proxy statement.

Proxies
      All shareholders are urged to fill in their choices with respect to the matters to be voted on, sign and promptly return the enclosed form of Proxy.

By order of the Board of Directors

Michael Umansky,
Secretary
November 8, 2005

MOTORCAR PARTS OF AMERICA, INC.

COMMON STOCK	PROXY	BOARD OF DIRECTORS
This Proxy is solicited on behalf of the Board of Directors of
MOTORCAR PARTS OF AMERICA, INC.
    The undersigned hereby appoints Mervyn McCulloch and Michael Umansky, and each of them, the true and lawful proxies of the undersigned, with full power of substitution to vote all shares of the common stock, $0.01 par value per share (“common stock”), of MOTORCAR PARTS OF AMERICA, INC., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of MOTORCAR PARTS OF AMERICA, INC., to be held at 10:00 a.m., New York Time, on November 29, 2005 at the Harvard Club of New York City, 27 West 44th Street, New York 10036 and any and all adjournments thereof (the “Meeting”), on the proposals set forth below and any other matters properly brought before the Meeting.
    Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR approval of Proposal 2; if specific instructions are indicated, this Proxy will be voted in accordance therewith.
    All Proxies to vote at said Meeting or any adjournment heretofore given by the undersigned are hereby revoked. Receipt of Notice of Shareholders Meeting and Proxy Statement dated November 8, 2005, is hereby acknowledged.

MOTORCAR PARTS OF AMERICA, INC.
2929 California Street
Torrance, CA 90503
(See Reverse Side)

    Votes must be indicated (x) in Black or Blue ink
    The Directors recommend a vote FOR all Nominees listed in Proposal 1 and approval of Proposal 2.
1. Election of Directors

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS
Nominees: Selwyn Joffe, Mel Marks, Irv Siegel, Rudolph Borneo and Philip Gay
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
*Exceptions

    2. Proposal to ratify the appointment of Grant Thornton, LLP as the Company’s independent registered public accountants for the fiscal year ending March 31, 2006.
    ☐ FOR              ☐ AGAINST              ☐ABSTAIN
    3. Such other matters as may properly come before the Meeting.
    Change of Address and/or Comments Mark Here ☐

Dated:	November , 2005

Signature(s)

Signature(s)
Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.